Exhibit 99.1

News Release

Contact:	Kirkland’s	SCR Partners
	Mike Madden	Jeff Black: (615) 760-3679
	(615) 872-4898	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS RECORD FOURTH QUARTER SALES

AND RAISES 2014 EPS GUIDANCE

NASHVILLE, Tenn. (February 5, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 31, 2015.

Net sales for the 13 weeks ended January 31, 2015, increased 14.5% to $178.7 million compared with $156.1 million for the 13 weeks ended February 1, 2014. Comparable store sales for the fourth quarter of fiscal 2014, including e-commerce sales, rose 8.2% compared with a flat performance in the prior-year quarter. Kirkland’s opened 11 stores and closed 4 during the fourth quarter, bringing the total number of stores to 344 at quarter end.

Net sales for the 52 weeks ended January 31, 2015, increased 10.2% to $507.6 million compared with $460.6 million for the 52 weeks ended February 1, 2014. Comparable store sales for fiscal 2014, including e-commerce sales, increased 6.1% compared with a 0.5% increase in fiscal 2013. The Company opened 34 stores and closed 14 during fiscal 2014.

Based on these results, Kirkland’s increased its guidance for the fourth quarter of fiscal 2014 to earnings of $0.84 to $0.87 per diluted share compared with previous guidance of $0.77 to $0.84. The Company now expects fiscal 2014 earnings in the range of $0.97 to $1.00 per diluted share compared with previous full year guidance of $0.90 to $0.97.

Commenting on fourth quarter sales, Mike Madden, President and Chief Operating Officer, said, “We’re pleased to have executed another strong quarter. The foundational investments we have made over the last several years are driving improvement across our organization. Sales in 2014 benefitted from a healthy combination of brick & mortar and e-commerce gains, and our margins improved from year-ago levels. We’re confident we can build on our progress and expect the complexion of our earnings to begin to evolve. Our merchandise margin should continue to benefit from our investments in technology, yet we expect a greater contribution from expense leverage as we execute on our growth plan. Overall, we believe we are well positioned to deliver earnings growth of 15% to 20% for 2015 as we begin to fully capture our investments in people and technology.”

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Thursday, March 12, 2015, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 317-0790. A replay of the conference call will be available through Thursday, March 19, 2015, by dialing (412) 317-0088 and entering the confirmation number, 10060347.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=101545 on March 12, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 344 stores in 35 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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